SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              SIENA HOLDINGS, INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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|_|   Check box if any part of the fee is offset as provided by Exchange Act
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      paid previously. Identify the previous filing by registration number, or
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

                              SIENA HOLDINGS, INC.
                       5068 West Plano Parkway, Suite 300
                               Plano, Texas 75093

                            NOTICE OF ANNUAL MEETING

TO THE STOCKHOLDERS:

      Notice is hereby given that the Annual Meeting of Stockholders of Siena Holdings, Inc. will be held on December 15, 2000 at 10 o'clock EST, at The Hotel DuPont, Wilmington, Delaware, for the following purposes:

      1. To elect five directors to serve until the next annual meeting and until their successors are elected and qualified;

      2. To approve and authorize the Board to effect, in its discretion, a reverse stock split followed by a forward stock split of the Company's Common Stock.

      3. To ratify the appointment of KPMG LLP as independent public accountants for the Company for the fiscal year ending June 30, 2001; and

      4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Only holders of record of Common Stock as of the close of business on November 1, 2000 are entitled to receive notice of and vote at the meeting or any adjournment or adjournments thereof.

By Order of the Board of Directors:


                                        /s/ W. Joseph Dryer
                                        ----------------------------------------
                                        Secretary

Dated at Plano, Texas
October 30, 2000

            WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON,
              PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY
             PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE.

                              SIENA HOLDINGS, INC.
                                 PROXY STATEMENT

                               GENERAL INFORMATION

      This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Siena Holdings, Inc. (together with its wholly-owned subsidiaries, the "Company") of proxies from the holders of the Company's common stock for use at the Annual Meeting (the "Meeting") to be held on December 15, 2000, and any adjournment or adjournments thereof. The giving of a proxy does not affect your right to vote should you attend the Meeting in person, and the proxy may be revoked at any time before it is voted by giving the Secretary of the Company a signed instrument revoking the proxy or a signed proxy of a later date. Each properly executed proxy not revoked will be voted in accordance with instructions thereon. If no contrary instructions are specified in the proxy, it is the intention of the persons named in the accompanying proxy to vote FOR the election of the nominees named herein as directors of the Company and FOR the matters described in Items 2, 3, and 4 in the Notice of Annual Meeting.

      The Company's Annual Report to Stockholders for the fiscal year ended June 30, 2000 (the "Annual Report"), containing audited consolidated financial statements, in the form of the information filed by the Company with the Securities and Exchange Commission on Form 10-K, is being mailed to Stockholders along with the Notice of Annual Meeting and Proxy Statement. The consolidated financial statements and discussion and analysis by management of the Company's financial condition and results of operations contained in the Annual Report are incorporated herein by reference.

      The mailing address of the Company's principal executive office is: 5068 West Plano Parkway, Suite 300, Plano, Texas 75093, and the approximate date on which this Proxy Statement and the form of proxy are first being sent to stockholders is November 13, 2000.

      Only holders of record of the Company's Common Stock, par value $.10 per share (the "Common Stock"), at the close of business on November 1, 2000, are entitled to vote at the Meeting, one vote for each share of Common Stock so held. On that date, there were 6 million shares of Common Stock outstanding.

                             PRINCIPAL STOCKHOLDERS

      The following table shows, as of October 30, 2000, the total number of shares of Common Stock owned beneficially by persons or groups, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, known to the Company to be the beneficial owners of more than 5% of the Common
Stock:

                                      Shares Beneficially
Name and Address of                   Owned Directly or         Percent of
Beneficial Owner                      Indirectly                Common Stock
-------------------                   -------------------       ------------

John P. Kneafsey                      2,539,612 (1)             42.3%
c/o Pathfinder Advisory Services
9515 Deereco Road, Suite 903
Timonium, MD 21093

Credit Suisse                         910,509 (2)               15.2%
First Boston Corporation
11 Madison Avenue
New York, NY 10010

(1) Based on information set forth in the Schedule 13G filing dated August 26, 1998, by John P. Kneafsey, who is Chairman and Chief Executive Officer of SHI. According to the filing, John P. Kneafsey beneficially owns the securities reported herein. The amount and percent of class of securities owned was adjusted by Mr. Kneafsey to reflect securities owned as of October 30, 2000, including the November 5, 1998 transaction whereby Mr. Kneafsey paid the Company $2.2 million in exchange for 2 million shares of the Company's common stock. This offer was considered and accepted by the Company's Board of Directors at its regularly scheduled meeting held in Wilmington, Delaware on September 23, 1998. The Chairman did not participate in the vote of the Board accepting this offer. This transaction increased the number of outstanding shares of common stock to 6 million.

(2) Based on information set forth in the Schedule 13G filing dated February 23, 1998, by Credit Suisse First Boston, a registered bank in Zurich, Switzerland, acting solely on behalf of the Credit Suisse First Boston business unit. According to the filing, Credit Suisse First Boston Corporation directly beneficially owns the securities reported herein. The percent of class was adjusted due to the increase in the number of outstanding shares of common stock to 6 million, as discussed above.

      According to the Joint Plan and a decision by the LFC Creditors' Committee, 4,000,000 shares of new common stock of Siena Holdings, Inc. were held in reserve for issuance as of March 31, 1997 and ultimately issued on November 12, 1997 by the stock transfer agent for distribution to the Class 3 unsecured creditors, pending finalization of all paperwork. As of November 12, 1997, the estimated Class 3 claims totaled $146.8 million. The composition of the Class 3 unsecured creditors includes claims relating to the holders of LFC senior convertible notes due 2003 (the "Bondholders") of $145.4 million and other unsecured claims of $1.4 million.

      As of June 30, 2000, the identities of all the Bondholders are not known, therefore, management of the Company is not aware of all persons or groups within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, who would be a beneficial owner of more than 5 percent of SHI's outstanding Common Stock, except for those listed above. The process by the stock distribution agent has resulted in 4,000,000 shares of common stock actually distributed to former creditors.

                              ELECTION OF DIRECTORS

      The five persons named in the following table have been designated as nominees for election to the Board of Directors, each to serve for a one-year term and until his successor is duly elected and qualified. All of the nominees listed below currently serve as directors of the Company. If any of such nominees declines or becomes unable to serve, the persons named in the proxy will vote for the election of any substitute nominee designated by the Board of Directors. The Company has no reason to believe that any nominee will decline or be unable to serve.

Name, Age, Principal Occupation During                  Served as     Shares Beneficially Owned
Past Five Years, and Other Corporate                    Director
Directorships                                           Since         Amount             Percent
--------------------------------------                  ---------     ------             -------

JOHN P. KNEAFSEY - Chairman and Chief Executive         1997          2,539,612          42.3%
Officer of the Company, since October 1996;
President, Pathfinder Advisory Services, Inc., since
1997; Senior Vice President-Investments, Prudential
Securities, Inc., from 1980 to 1997.  Age 53

ERIK M. BODOW - Chief Administrative Officer, GEM       1997                 --            --
Capital Management, Inc., since 1998, Senior
Vice-President, Sagner/Marks, Inc., from 1992 to
1998; Vice President, First National Bank of
Chicago, from 1985 to 1992.  Age 57

JAMES D. KEMP - Principal, Antaean Solutions, LLC,      1997                 --            --
since 1997; President and Chief Executive Officer,
The Trust Company, N.A., from 1996 to 1997;
President and Chief Executive Officer, Kemp
Consulting, from 1992 to 1997; President, Ameritrust
Texas, N.A., from 1980 to 1992.  Age 53

MATTHEW S. METCALFE - Chairman and President,           1997              5,129           0.1%
Airland Corporation; Director Emeritus, Amsouth
Bankcorporation; Member, State of Alabama Oil and
Gas Board; Chairman, Mobile Airport Authority.  Age
69

FRANK B. RYAN - Professor of Mathematics at Rice        1997                 --            --
University (currently on leave); Director, Danielson
Holding Corporation; Director, Texas Micro, Inc.;
Director, America West Airlines, Inc.  Age 64

      The Board of Directors recommends a vote "FOR" the election of the above nominees as directors of the Company.

                       BOARD ORGANIZATION AND COMPENSATION

      The Board of Directors held four meetings during the fiscal year ended June 30, 2000. All directors attended all four meetings. In addition, the Company has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee.

      The Audit Committee of the Board of Directors is composed of all four independent members of the Board. The Audit Committee reviews with KPMG LLP, the Company's independent auditors, the audit plan and the internal accounting controls for the Company and its subsidiaries, as well as the Company's consolidated financial statements and management letter. The Audit Committee reports to the full Board of Directors. It also recommends to the Board of Directors the selection of independent auditors for the Company. The Audit Committee is not governed by a charter but has stated that it intends to adopt a charter and expects to have a final charter ready by the end of the second fiscal quarter.

      The Compensation Committee of the Board of Directors, composed of all four independent members of the Board of Directors, did not meet during the fiscal year ended June 30, 2000. This Committee periodically reviews the Company's management compensation and reports its actions or recommendations to the Board of Directors. The Committee also approves the general salary scale for employees of the Company. There were no changes to management compensation during this period.

                        EXECUTIVE OFFICERS OF THE COMPANY

      The executive officers of the Company as of June 30, 2000 and related information are as follows:

John P. Kneafsey, Chairman and Chief Executive Officer (See information under "Election of Directors" above.)

W. Joseph Dryer, President and Chief Accounting Officer since October 4, 1996, prior thereto, Senior Vice President from January 1995; Secretary/Treasurer of Worldcorp, Inc. from February 1999 to March 2000, President since March 2000; also, President and Director of Russian River Energy Co. from 1992 to 1994; and President and Director of Geothermal Resources International, Inc. since 1994; prior thereto, an Officer since 1984. Age 45.

                        EXECUTIVE MANAGEMENT COMPENSATION

Compensation of Executive Officers

      The following table sets forth all compensation paid by the Company for the year ended June 30, 1999, the year ended June 30, 1998, the three-month period ended June 30, 1997 and the nine-month period ended March 31, 1997, and for services rendered in all capacities to the two executive officers of the Company during fiscal year 2000.

                                              Base    Other Cash    Total Cash
Officer           Period              Compensation  Compensation  Compensation

John P. Kneafsey  Year Ended 6/30/00      $128,000            --      $128,000
                  Year Ended 6/30/99      $128,000      $298,000 (1)  $426,000
                  Year Ended 6/30/98      $ 84,667      $  6,200 (2)  $ 90,867
                  3 Mos. Ended 6/30,      $  6,000            --      $  6,000
                  9 Mos. Ended 3/31,      $ 12,000            --      $ 12,000

W. Joseph Dryer   Year Ended 6/30/00      $144,000                    $144,000
                  Year Ended 6/30/99      $144,000            --      $144,000
                  Year Ended 6/30/98      $139,000            --      $336,467
                  3 Mos. Ended 6/30,      $ 33,000      $197,467 (3)  $ 33,000
                  9 Mos. Ended 3/31,      $170,106            --      $170,106

(1) Includes a bonus in the amount of $295,000 earned in May 1998, in accordance with Mr. Kneafsey's retention agreement discussed below. Mr. Kneafsey elected not to receive the payment until February 1999, thus it was carried in accounts payable and accrued expenses in the Consolidated Balance Sheet as of June 30, 1998. Director fees received in fiscal year 1999 in the amount of $3,000 are also included. An additional $7,000 in director fees were earned but deferred in accordance with the SHI Deferred Compensation Plan. See "Executive Compensation - Compensation of Directors" below.

(2) Includes $5,000 in director fees and a $1,200 bonus paid in accordance with Mr. Kneafsey's retention agreement discussed below.

(3) Includes bonuses in the amount of $196,667 and $800 paid in accordance with Mr. Dryer's retention agreement discussed below.

Employment and Other Compensatory Agreements

      Effective December 1, 1997, the Board of Directors approved two separate retention agreements for John P. Kneafsey and W. Joseph Dryer (the "Retention Agreements"), filed as exhibits to the Company's quarterly Form 10-Q for the period ended December 31, 1997, which are summarized as follows:

      John P. Kneafsey. Mr. Kneafsey has a retention agreement with SHI expiring December 1, 2002, retaining the officer as the Chief Executive Officer of SHI. Mr. Kneafsey's base annual retainer beginning December 1, 1997 is $128,000, with such adjustments thereto as may be determined by the Board of Directors in its sole discretion. The agreement also provides for success incentive bonuses for the sale or liquidation of assets based on a percentage of the deal value established by the Board of Directors or the appreciated value above the fair market value of the asset, which as a result of the fresh start adjustments is the same as book value as of March 31, 1997. Mr. Kneafsey shall be paid 6% of the gross appreciation value above book value or 6% of the deal value, upon the close of such transaction. Such bonus provision shall be applied to the Company and its subsidiaries and the Company's results as trustee of the Creditors' Trust. Mr. Kneafsey shall also receive non-qualified stock options as defined in separate agreements. The Board of Directors shall have the option to extend the agreement for successive 6 month periods, upon proper notice of not less than 60 days to the officer, under terms and retention payments to be mutually agreed to by the Company and Mr. Kneafsey. In the event of termination without cause or other breach of the agreement by SHI, Mr. Kneafsey will be entitled to receive a lump-sum termination payment equal to the retention payment (excluding bonuses) that Mr. Kneafsey would have received for the next 12 months following termination, adjusted up to take into consideration taxes that would have to be paid on the termination payment.

      W. Joseph Dryer. Mr. Dryer has a retention agreement with SHI expiring December 1, 2002, retaining the officer as President of SHI. Mr. Dryer's base annual retainer beginning December 1, 1997 is $144,000, with such adjustments thereto as may be determined by the Board of Directors in its sole discretion. The agreement also provides for success incentive bonuses for the sale or liquidation of assets based on a percentage of the deal value established by the Board of Directors or the appreciated value above the fair market value of the asset, which as a result of the fresh start adjustments is the same as book value as of March 31, 1997. Mr. Dryer shall be paid 4% of the gross appreciation value above book value or 4% of the deal value, upon the close of such transaction. Such bonus provision shall be applied to the Company and its subsidiaries and the Company's results as trustee of the Creditors' Trust. Mr. Dryer shall also receive non-qualified stock options as defined in separate agreements. The Board of Directors shall have the option to extend the agreement for successive 6 month periods, upon proper notice of not less than 60 days to the officer, under terms and retention payments to be mutually agreed to by the Company and Mr. Dryer. In the event of termination without cause or other breach of the agreement by SHI, Mr. Dryer will be entitled to receive a lump-sum termination payment equal to the retention payment (excluding bonuses) that Mr. Dryer would have received for the next 12 months following termination, adjusted up to take into consideration taxes that would have to be paid on the termination payment.

      Pursuant to the retention agreements defined above for Mr. Kneafsey and Mr. Dryer, two transactions were closed in fiscal year 1998 that resulted in success incentive bonuses, as follows:

o On January 14, 1998, the Creditors' Trust received $8.1 million pursuant to the negotiated final settlement of a subordinated promissory note. The Company as trustee began negotiations early in 1997. The Bankruptcy Court approved a settlement on December 29, 1997. The settlement provided the Creditors' Trust with a gain of $5.9 million. This gain was recognized for income tax purposes in April 1997 upon the transfer of the promissory note from the Company to the Creditors' Trust. The Company received $590,000 in May 1998 for the bonus pool from the proceeds received by the Creditors' Trust based on the cash received by the Creditors' Trust in excess of book value. The Board of Directors approved an aggregate bonus amount of $492,000 for the executive officers. Mr. Dryer was paid a success bonus on the transaction in the amount of $197,000 in May 1998. Mr. Kneafsey's success bonus in the amount of $295,000 was included in accounts payable and accrued expenses on the Company's Consolidated Balance Sheet as of June 30, 1998, and paid in February 1999. The remaining $98,000 of the revenue received from the Creditors' Trust was deferred pursuant to the directors' compensation plan discussed below.

o The Company sold its investment in Vistamar, Inc., a former real estate subsidiary incorporated in Puerto Rico, for $20,000 in April 1998. Upon receipt of the proceeds, Mr. Kneafsey and Mr. Dryer received $1,200 and $800, respectively, in accordance with their retention agreements.

Stock Option Plan

      The Retention Agreements also awarded stock options to Mr. Kneafsey and Mr. Dryer pursuant to the SHI Non-qualified Stock Option Agreements, included as exhibits to the Company's quarterly report on Form 10-Q for the quarter ended December 31, 1997. The plan according to the SHI Non-qualified Stock Option Agreements (the "Stock Option Plan") granted Mr. Kneafsey and Mr. Dryer options to purchase 271,250 and 163,000 shares, respectively, of the Company's common stock, with an effective date of December 1, 1997 (the "Date of Grant").

      The options granted under the Stock Option Plan have an exercise price of $0.92 per common share and vest at a rate of twenty percent per year for five years on the anniversary of the Date of Grant. The fair market value of the common stock on the Date of Grant was $1.109. Upon the event of any change-in-control (as defined) of the Company, the stock options shall be 100% vested. Additional stock options or other forms of long-term incentive compensation arrangements may from time to time be granted by the board of directors.

      All of the Predecessor Company's stock plans or other retirement benefits for the officers were canceled during the nine months ended March 31, 1997, pursuant to the confirmation of the Joint Plan.

Security Ownership of Executive Officers

      The stock ownership by directors and executive officers of SHI as of October 30, 2000, is as follows:

                                                   Amount and
                                                    Nature of
                                                    Beneficial       Percent of
 Title of Class       Name of Beneficial Owner      Ownership           Class
-----------------  ----------------------------     ----------       -----------

SHI Common Stock   John P. Kneafsey............     2,539,612           42.3%
                   W. Joseph Dryer.............        71,800            1.2%

Compensation of Directors

      Directors of the Company receive annual compensation at the rate of $5,000 and fees of $1,000 for each directors' meeting attended, plus reimbursement for all reasonable expenses. Additional compensation of the Board of Directors is summarized as follows:

      (1) Directors' Additional Compensation Plan. At the annual meeting on December 16, 1998, the shareholders of SHI (the "Shareholders") approved additional compensation with a retroactive effective date of December 1, 1997, for the non-officer members of the Board of Directors (the "Directors' Additional Compensation Plan"), as described in the SHI Proxy Statement dated November 5, 1998. The Directors' Additional Compensation Plan provides for a success incentive bonus contingent on the sale or liquidation of certain assets, which will pay a percentage of the deal value established by the Board of Directors or the appreciated value above the fair market value of the asset, which as a result of the fresh start adjustments is the same as book value as of March 31, 1997. In aggregate, the non-officer directors shall be paid a total of 2% of the gross appreciation value above book value or 2% of the deal value, upon the close of any such transaction. Such bonus provision shall be applied to the Company and its subsidiaries and the Company's results as trustee of the Creditors' Trust.

      During the year ended June 30, 1998, two transactions were closed that, upon shareholder approval of the Directors' Additional Compensation Plan, authorized success bonus payments to the non-officer directors, as follows:

o As discussed above, the Company received proceeds in May 1998 from the Creditors' Trust based on the cash received by the Creditors' Trust in excess of the book value upon the liquidation of a subordinated promissory note held in the Creditors' Trust. $98,000 of the revenue received from the Creditors' Trust was deferred and carried in accounts payable and accrued expenses as of June 30, 1998. One director was paid in December 1998. Two of the three other non-officer directors elected to defer a portion or all of the payment pursuant to the SHI Deferred Compensation Plan defined below. The bonus payments not deferred or paid as of June 30, 2000, are included in accounts payable and accrued expenses on the Company's Consolidated Balance Sheet.

o The Company sold its investment in Vistamar, Inc., a former real estate subsidiary incorporated in Puerto Rico, for $20,000 in April 1998. Upon approval by the Shareholders, each non-officer director received $100.

      Certain of the non-officer directors elected to defer payments due to them pursuant to the SHI Deferred Compensation Plan (the "Deferred Compensation Plan"), approved by the Board of Directors on and effective as of December 16, 1998. The SHI Deferred Compensation Plan Document is included as Exhibit 10.1 to the annual report on Form 10-K for the year ended June 30, 1999. The Deferred Compensation Plan allows the member of the Board of Directors to defer annual director fees, meeting fees, and success bonus payments for a given calendar year. Interest earned on the cash will be accrued and paid to the director. A deferred compensation balance of $102,000, plus accrued interest, is included in accounts payable and accrued expenses on the Company's Consolidated Balance Sheet as of June 30, 2000.

      (2) Non-qualified Stock Option Agreements. The Non-qualified Stock Option Agreements for the Board of Directors (the "Directors' Stock Option Plan") were approved by the shareholders of SHI (the "Shareholders") on December 16, 1998 (the "Date of Shareholder Approval"), and were included as exhibits to the quarterly report on Form 10-Q for the period ended March 31, 1999. The Directors' Stock Option Plan granted each of the five directors' the option to purchase 40,000 shares of the Company's common stock, with an effective date of December 1, 1997 (the "Date of Grant").

      The options granted under the Directors' Stock Option Plan have an exercise price of $0.92 per common share and vest at a rate of twenty percent per year for five years on the anniversary of the Date of Grant. The fair market value of the common stock on the Date of Shareholder Approval was $0.84375. Upon the event of any change-in-control of the Company (as defined) the stock options shall be 100% vested.

      All of the Predecessor Company's stock plans or other retirement benefits for the directors were canceled during the nine months ended March 31, 1997, pursuant to the confirmation of the Joint Plan.

             PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF
           INCORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A
                     FORWARD STOCK SPLIT OF THE COMMON STOCK

      The Board has unanimously adopted a resolution declaring the advisability of, and submits to the Stockholders for approval, a proposal to amend the Company's certificate of incorporation (a) to effect, as determined by the Board in its discretion, a reverse stock split of the outstanding Common Stock as of 5:00 p.m. (Delaware time) on the effective date of the amendment (the "Effective Date"), pursuant to which each 100 shares then outstanding will be converted into one share (the "1-for-100 Reverse Split"), and (b) to effect a forward split of the Common Stock as of 6:00 a.m. (Delaware time) on the day following the effective date of the Reverse Split, pursuant to which Common Stock then outstanding as of such date will be converted into the number of shares of the Common Stock that such shares represented immediately prior to the Effective Date ("Forward Split"). In lieu of issuing less than one whole share resulting from the proposed stock split to holders of fewer than 100 shares, as the case may be, the Company would make a cash payment based on the higher of either the stated book value of the Company on June 30, 2000 or the closing prices of the Common Stock, as discussed below. The Board will select, in its discretion, to effect the Reverse Split based on factors existing at the time of determination, including (a) the availability of funds necessary to consummate the Reverse Split and the cost of such funds; (b) the market price of the Common Stock; (c) the Board's determination of whether the Reverse Split will result in a reduction in the Company's administrative expenses; (d) prevailing market conditions; (e) the likely effect on the market price of the Common Stock; and
(f) other relevant factors.

      Consummation of the Reverse Stock Split/Forward Stock Split will not change the number of shares of Common Stock authorized by the Company's certificate of incorporation, which will remain at 15 million shares. Stockholders may approve or reject the Reverse Split/Forward Split in whole but not in part. If, for any reason the Board deems it advisable to abandon the proposed stock splits following their approval by Stockholders, the proposed stock splits may be abandoned by the Board at any time before the Effective Date. The Reverse Split/Forward Split will become effective on the date that the certificate of amendment to the Company's certificate of incorporation is accepted for filing by the Delaware Secretary of State. If the Board determines to consummate a Reverse Stock Split/Forward Stock Split, the Company will publicly announce the determination at least 10 days prior to the Effective Date.

      The combined effect of the proposed stock splits on the holders of Common Stock will be as follows:

      (a) The Common Stock of holders of record of fewer than 100 shares of Common Stock on the Effective Date will automatically be converted in the Reverse Split into the right to receive cash in lieu of less than one whole share in the amount set forth below. See "Cash Payment in Lieu of Shares."

      (b) The Common Stock of holders of record of 100 or more shares on the Effective Date will be automatically converted in the Reverse Split into the number of shares equal to the number of their shares divided by 100 shares. However, as of 6:00 a.m. (Delaware time), on the day after the Effective Date, each such remaining Stockholder's Common Stock (giving effect to the Reverse Split) will be converted, pursuant to the Forward Split, into Common Stock, on the basis of 100 shares per share of Common Stock and any fraction thereof held immediately after the Reverse Stock Split. As a result, the number of shares held by each remaining Stockholder immediately after the Forward Stock Split will equal the number of shares of Common Stock such record holder held immediately prior to the Reverse Stock Split.

      CASH PAYMENT IN LIEU OF SHARES. In lieu of issuing less than one whole share resulting from the Reverse Split to holders of record of fewer than 100 shares, the Company will value each outstanding share of Common Stock held on the Effective Date of the Reverse Split at the higher of the stated book value as of June 30, 2000 or the average daily closing price per share of the Common Stock as reported for the 10 trading days preceding the Effective Date. Such per share price is hereinafter referred to as the "Purchase Price."

      Stockholders who hold fewer than 100 shares of record on the Effective Date will be entitled to receive in lieu of the less than one whole share arising as a result of the Reverse Split, cash in the amount of the Purchase Price times the number of shares of Common Stock held immediately prior to the Reverse Split.

      Any Stockholder owning of record fewer than 100 shares of Common Stock who desires to retain an equity interest in the Company after the Effective Date may do so by purchasing, prior to the Effective Date, sufficient shares of Common Stock in the open market to increase the number of shares held in his name to 100 or more shares.

      As soon as practical after the Effective Date, the Company will mail a letter of transmittal to each holder of record of a stock certificate or certificates which represent issued Common Stock outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of such certificate or certificates to the Company's designated exchange agent in exchange for cash payments in lieu of shares or certificates representing the number of whole shares of Common Stock into which the shares of Common Stock has been converted as a result of the proposed stock splits. No cash payment will be made or new certificate issued to a Stockholder until he has surrendered his outstanding certificates together with the letter of transmittal to the Company's exchange agent. See "Exchange of Stock Certificates."

      EFFECT OF THE PROPOSED STOCK SPLITS. Under Delaware law, Stockholders have no right to dissent from the proposed stock splits, or to dissent from the payment of cash in lieu of issuing less than one whole share resulting from the Reverse Split.

      On the Effective Date, each Stockholder of record who owns fewer than 100 shares of Common Stock will have only the right to receive cash based upon the Purchase Price in lieu of receiving less than one whole share. The interest of each such Stockholder in the Company will thereby be terminated, and each such Stockholder will have no right to vote as a Stockholder or share in the Company's assets, earnings or profits.

      Each Stockholder on the Effective Date who owns of record 100 or more shares of Common Stock will continue as a Stockholder with respect to the share or shares resulting from the Reverse Split, and such shares will be forward split as of 6:00 a.m. (Delaware time), on the date immediately after the Effective Date so as to convert each share plus any fraction thereof held by such record holder immediately after the Effective Date into Common Stock, on the basis of 100 shares of Common Stock for each share then held. Each such Stockholder will continue to share in the Company's assets, earnings or profits, if any, to the extent of each such Stockholder's ownership of Common Stock following the proposed stock splits.

      The Common Stock is currently registered under Section 12(g) of the Exchange Act and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed stock splits will not affect the registration of the Common Stock under the Exchange Act, and the Company has no current intention of terminating its registration under the Exchange Act to become a "private" company.

      The cost of administering each Stockholder's account and the amount of time spent by management in responding to Stockholder requests is the same regardless of the number of shares held in the account. Accordingly, the cost to the Company of maintaining many small accounts is disproportionately high when compared with the total number of shares involved. In view of the disproportionate cost to the Company of retaining small Stockholder accounts, management believes that it would be beneficial to the Company and its Stockholders as a whole to eliminate the administrative burden and cost associated with accounts containing fewer than 100 shares of Common Stock.

      Also, the Reverse Split will enable Stockholders holding of record fewer than 100 shares to dispose of their investment at market value and, in effect, avoid brokerage fees on the transaction. Stockholders owning a small number of shares would, if they chose to sell their shares, probably incur brokerage fees disproportionately high relative to the market value of their shares. In some cases, it might be difficult to find a broker to handle such small transactions.

      EXCHANGE OF STOCK CERTIFICATES. If the Board determines to consummate the proposed stock splits, as soon as practicable after the Effective Date, the Company will send letters of transmittal to all Stockholders of record on the Effective Date for use in transmitting stock certificates ("old certificates") to the Company's exchange agent. Upon proper completion and execution of the letter of transmittal and return thereof to the exchange agent, together with old certificates, each stockholder who holds of record fewer than 100 shares on the Effective Date will receive cash in the amount to which the holder is entitled. After the Effective Date and until surrendered, each outstanding old certificate held by a Stockholder who holds of record fewer than 100 shares shall be deemed for all purposes to represent only the right to receive the amount of cash to which the holder is entitled as a result of the Reverse Split. No interest will be paid on cash sums due as of the Effective Date. See "Cash Payment in Lieu of Shares."

      Upon proper completion and execution of the letter of transmittal and return thereof to the exchange agent, together with old certificates, holders of record of 100 or more shares on the Effective Date will receive certificates ("new certificates") representing the number of whole shares of Common Stock into which their shares of Common Stock have been converted as a result of the proposed stock splits. Until surrendered, each outstanding old certificate held by a Stockholder who holds of record 100 or more shares shall be deemed for all purposes to represent the number of whole shares to which the holder is entitled as a combined result of the proposed stock splits.

      FEDERAL INCOME TAX CONSEQUENCES. The following discussion describes certain federal income tax consequences of the proposed stock splits to Stockholders who are citizens or residents of the United States, other than Stockholders who received their Common Stock as compensation. The consequences for each Stockholder will be governed by the specific facts and circumstances pertaining to his acquisition and ownership of Common Stock. Thus, the Company recommends that each stockholder consult with his tax advisor concerning his own personal tax situation. In general, the federal income tax consequences of the proposed stock splits will vary among Stockholders depending upon whether they receive solely cash for their shares or solely new certificates in exchange for old certificates. Further, the income tax consequences to a Stockholder who receives cash for shares and who continues to own, or is treated (see description of constructive ownership under item 5 below) as continuing to own, Common Stock immediately following the transaction will depend on factors which cannot be predicted with certainty. A Stockholder may receive cash in the transaction and own shares immediately after the transaction, if he holds shares in more than one account. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed stock splits. The Company, however, believes that because the proposed stock splits are not part of a plan to increase periodically a stockholder's proportionate interest in the Company's assets or earnings and profits, the proposed stock splits probably will have the following federal income tax effects:

      1. A stockholder who receives only cash as a result of the Reverse Split and who is not treated as owning any Common Stock immediately following the transaction will generally be treated as having sold his Common Stock represented by old certificates and will recognize gain or loss to the extent that the cash received differs from his basis in such Common Stock. If the shares are a capital asset in the hands of the Stockholder, the gain or loss will be recognized as a capital gain or loss. Whether gains or losses from the sale or exchange of capital assets are short-term or long-term capital gains or losses depends on the period the capital asset was held.

      2. A Stockholder who receives solely new certificates will not recognize gain or loss on the exchange. In the aggregate, the Stockholder's basis in the Common Stock represented by new certificates will equal the holder's basis in the Common Stock represented by old certificates.

      3. The income tax consequences to a Stockholder who receives cash as a result of the Reverse Split and who owns, or is treated as owning, any Common Stock immediately following the transaction will depend on whether the percentage of the outstanding Common Stock which the stockholder owned, or is treated as owning, immediately after the transaction is less than the percentage of the outstanding Common Stock which the Stockholder owned, or was treated as owning, immediately prior to the transaction. If there has been a reduction in such percentage, the Stockholder will generally be treated as having sold the shares for which he received cash and will recognize gain or loss on such shares in the manner described under item 1 above. If there is no reduction in such percentage, the stockholder will generally be treated as having received a dividend distribution equal to the amount of cash received. A dividend distribution would be ordinary income to the extent of the Company's current or accumulated earnings and profits. Amounts in excess of earnings and profits would be a return of capital to the extent of the Stockholder's basis in his directly owned shares and, assuming the shares are held as a capital asset, any balance of the cash distribution would be capital gain.

      4. Generally a taxpayer is deemed to own shares actually owned by, and in certain instances, constructively owned by, certain family members, corporations in which the stockholder has a major interest, partnerships, trusts and estates in which the Stockholder has an interest, or which the taxpayer may acquire by exercise of an option or by conversion of a security. In addition, a taxpayer which is a partnership, trust or estate is deemed to own shares owned by persons having an interest in the taxpayer and a taxpayer which is a corporation will be deemed constructively to own shares owned by major stockholders of the corporation.

      The Board of Directors recommends a vote FOR approval of the proposed stock splits.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors appointed the firm of KPMG LLP to act as independent auditors for the Company for the fiscal year ended June 30, 2000. The Board of Directors, upon recommendation of the Audit Committee, has selected the firm of KPMG LLP to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 2001. A representative of KPMG LLP is expected to be present at the Meeting, have an opportunity to make a statement, and be available to respond to appropriate questions.

      The Board of Directors recommends a vote "FOR" the proposal to ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending June 30, 2001.

                                VOTING PROCEDURES

      Each proposal submitted to the Company's stockholders for a vote is deemed approved if a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present votes in favor of the proposal. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. A stockholder is entitled to one vote for each share owned.

      Stockholder votes are tabulated by the Company's Registrar and Transfer Agent. Proxies received by the Registrar, if such proxy is properly executed and delivered, will be voted in accordance with the voting specifications made on such Proxy. Proxies received by the Registrar on which no voting specification has been made by the stockholder will be voted FOR all items discussed in the Proxy Statement, in the manner stated on the proxy card. Stockholders who execute and deliver proxies retain the right to evoke them by notice in writing delivered to the Company's Secretary at any time before such proxies are voted.

     Under applicable Delaware corporate law and the Charter and By-Laws of the Company, proxies received by the Registrar specifying an abstention as to any proposal will cause the shares so represented to be counted toward a quorum, but are not counted as favorable votes and, therefore, have the same effect as a vote against the proposal. To the extent holders or brokers having the right to vote shares do not attend the meeting or return a proxy, such shares will not count toward a quorum, and if a quorum is otherwise achieved, will have no effect on the vote of the proposals considered at the meeting which shall be based solely upon the vote of the shares represented at the meeting.

                       2001 ANNUAL MEETING OF STOCKHOLDERS

      If any stockholder intends to present a proposal for consideration at the 2001 Annual Meeting of Stockholders, such proposal must be received by the Company on or before September 1, 2001, in order to be included in the Company's Proxy Statement and form of proxy for such meeting. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy relating to the 2001 Annual Meeting of Stockholders any stockholder proposal which does not meet all of the requirements for such inclusion established by the Securities and Exchange Commission at that time in effect.

      As of the date of this Proxy Statement, the Board of Directors knows of no matters, other than those stated above, that may be brought before the Meeting. However, if other matters do properly come before the Meeting, the persons named in the enclosed proxy will vote upon them in their discretion and in accordance with their best judgment.

      A copy of the Company's Form 10-K Annual Report as filed with the Securities and Exchange Commission, Washington, D.C., has been provided to each Stockholder of record in connection with the Notice of the Annual Meeting.

      The cost of preparing and mailing the Notice of Meeting, Proxy Statement and form of proxy will be paid by the Company. The Company will request banks, brokers, fiduciaries, and similar persons to forward copies of such material to beneficial owners of the Company's common stock in a timely manner and to request authority for execution of proxies, and the Company will reimburse such persons and institutions for their reasonable out-of-pocket expenses incurred in connection therewith. To the extent necessary to assure sufficient representation, officers and regular employees of the Company may solicit the return of the proxies by telephone, telegram, or personal interview. The extent of this solicitation by personal contact will depend upon the response to the initial solicitation by mail. It is anticipated that the costs of such solicitation, if undertaken, will not exceed $4,000.

By the Order of the Board of Directors.


/s/ W. Joseph Dryer
------------------------------------
Secretary

Dated at Plano, Texas
October 30, 2000